Exhibit 10.1

PRECEDENT AGREEMENT
Between
Rockies Express Pipeline LLC
And
Ultra Resources, Inc.

          This Precedent Agreement dated this 19th day of December, 2005 states an agreement between Rockies Express Pipeline LLC (“Transporter”), a Delaware limited liability company, and Ultra Resources, Inc. (“Shipper”). Each of Transporter and Shipper are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

          WHEREAS, Transporter is developing plans to construct and/or acquire and operate certain facilities referred to as the Rockies Express Pipeline Project (the “Project”) that will create long-haul, firm transportation takeaway capacity out of the natural gas supply areas located in the Rocky Mountain producing areas of Wyoming and Colorado. The planned interstate pipeline facilities are to be developed in three Segments, and will traverse to the east, through eight states, providing capability to transport Rocky Mountain natural gas supplies to major pipeline interconnects along the Project up to the Clarington, Ohio area. The total Project will include the installation of 42-inch diameter or larger pipe, as determined by Transporter, with transportation capacity of up to 2,000,000 Dth/day. The Project is planned to be developed in Segments, as follows:

          Certificate 1 Segment will generally consist of the construction of high-pressure interstate natural gas pipeline facilities that will originate at points located at the Cheyenne Hub, in Weld County, Colorado (“Cheyenne Hub”). Certificate 1 Segment facilities are planned to proceed eastward to an interconnection with Panhandle Eastern Pipe Line Company in Audrain County, Missouri (“PEPL-Audrain”). Certificate 1 Segment is an independent pipeline project which is intended to transport natural gas from the constrained Cheyenne Hub to various markets in the Mid Continent including but not limited to Kansas City, St Louis and Chicago by interconnecting with multiple interstate pipelines that directly connect with such markets, increasing netbacks to the Rocky Mountain producers while increasing the availability and reliability of supply to the Mid Continent markets. Interim transportation service may be provided to points upstream of PEPL-Audrain, depending upon the timing and completion of construction of Certificate 1 Segment facilities.

          Certificate 2 Segment will originate at PEPL-Audrain and terminate at the Lebanon Hub in Warren County, Ohio (“Lebanon Hub”). Certificate 2 Segment is an independent pipeline project which is intended to transport additional quantities of Rocky Mountain natural gas to the Lebanon Hub to revitalize and increase the liquidity of that hub by providing additional supply sources to that market center from the Rocky Mountains as well as potential supply sources in the Mid Continent and Canada. Interim transportation service may be provided to points upstream of the Lebanon Hub, depending upon the timing and completion of construction of Certificate 2 Segment facilities.

          Certificate 3 Segment will originate at the Lebanon Hub and terminate at the Clarington Hub, in Monroe County, Ohio (“Clarington Hub”). Certificate 3 Segment is an independent pipeline project which is intended to create a new hub that interconnects with pipelines serving the Eastern Coast of the United States and to provide increased supply availability and diversity to East Coast markets; and

          WHEREAS, Entrega Gas Pipeline LLC, an affiliate of EnCana Corporation (“Entrega”), has received Federal Energy Regulatory Commission (“FERC”) authorization for the construction and operation of an interstate pipeline, currently under construction, that originates at points located at the Meeker Hub, in Rio Blanco County, Colorado (“Meeker”), proceeding northward to the vicinity of Wamsutter, in Sweetwater County, Wyoming (“Wamsutter”) and then continuing southeastward to the Cheyenne Hub (the “Entrega Existing Project”). In an effort to be responsive to the shipper community, Entrega has proposed an Open Season to extend its interstate facilities from a proposed receipt point located at the Opal Hub in Lincoln County, Wyoming (“Opal”) to a new receipt/delivery point located on the Entrega Pipeline at Wamsutter. Entrega, as extended, will be able to provide seamless transportation from points located at the Opal Hub, in Lincoln County, Wyoming to the Cheyenne Hub. The Entrega Existing Project together with the Entrega Expansion Project are referred to as the “Entrega Projects”; and

          WHEREAS, EnCana Marketing (USA) Inc. (“EMUS”), a shipper on Entrega, has designated Entrega as facilitator in the turn back, subject to specific conditions, of sufficient EMUS capacity on Entrega so as to accommodate only those shippers that subscribe for capacity on the Entrega Projects and the proposed Rockies Express Pipeline Project. If the turn back of EMUS capacity on Entrega is not sufficient to accommodate all Open Season shippers submitting binding bids for Entrega and Rockies Express capacity, then Entrega will also consider expanding the currently certificated capacity of Entrega to meet shipper demand; and

          WHEREAS, It is the intent of Transporter and Entrega to make transportation service available to shippers from the Rocky Mountain producing areas that would provide delivery to eastern markets on the Entrega Projects and the Project equivalent to a single pipeline system, including unitary nominations, scheduling and balancing requirements and procedures (“Seamless Service”); and

          WHEREAS, The facilities and capacities described may change based on the final project design, shipper commitments or regulatory requirements; and

          WHEREAS, The commitment provided by Shipper via this Precedent Agreement and potentially other similar agreements will be used as support for the construction and operation of the Project; and

          WHEREAS, Transporter is willing to continue its efforts to develop the Project and to proceed with obtaining all of the necessary governmental authorizations to construct and acquire the required facilities, provided that Transporter receives sufficient commitments from prospective shippers; and

          WHEREAS, this Precedent Agreement has been executed as evidence of the agreement between Transporter and Shipper that, upon satisfaction of the conditions precedent set forth below, the parties will enter into Firm Transportation Service Agreements (each a “FTSA”) providing for firm interstate natural gas transportation service to be provided by Transporter for Shipper on the Project.

          NOW, THEREFORE, in consideration of the mutual covenants and agreement contained herein, and intending to be legally bound, Transporter and Shipper agree as follows:

1.        Effective Date and Term

          This Precedent Agreement shall become effective as of the date first stated above and, except as provided in Section 8(c), shall remain in effect until the earlier of: Shipper’s or Transporter’s exercise of its termination rights pursuant to this Precedent Agreement, as provided in Section 9 below; the failure of Transporter to secure FERC Authorization for Certificate 1 Segment; the failure of Transporter to secure FERC Authorization for Certificate 2 Segment; the failure of Transporter to secure FERC Authorization for Certificate 3 Segment; or the effective date of the FTSA executed in connection with Certificate 3 Segment. In each case, failure to secure FERC Authorization shall occur when the proceeding for the applicable FERC Application has concluded without Transporter’s having accepted the FERC Authorization.

2.        Services

          Transporter agrees to work in good faith using commercially reasonable efforts to file for, and diligently pursue: FERC Authorization for the construction and operation of all three Certificate Segments of the Project as described in this Precedent Agreement; completion of the acquisition of Entrega by Transporter so as to effect the combination of the Entrega Projects and the Project; completion of Certificate 1 Segment no later than January 1, 2008; completion of Certificate 2 Segment no later than January 1, 2009; completion of Certificate 3 Segment not later than June 30, 2009 and, with respect to each such Certificate Segment and the Entrega Projects, to provide Shipper, as conditioned herein, with firm transportation service as set forth on the attached Appendix A. The construction and operation of these interstate facilities are subject to the jurisdiction of the FERC, and subject to FERC and other federal, state and local permits and approvals.

3.        Anchor Shippers

          If Shipper’s bid satisfies the criteria described in this Section 3, Shipper’s and Transporter’s execution of this Precedent Agreement will establish Shipper as an Anchor Shipper. Anchor Shippers are shippers that have made long-term capacity commitments through all three Segments of the Project, as well as on the Entrega Projects prior to the conclusion of the Open Season, by the execution of Precedent Agreements which contain binding commitments, (together with such commitments to the Project that are made by such shipper’s affiliates) equal to or exceeding 200,000 Dth/day on the Entrega Projects and all three Certificate Segments of the Project. Transporter agrees to seek authority to provide priority in the allocation of capacity to Anchor Shippers, and to make Anchor Shippers’ allocations of capacity not subject to pro ration in the Open Season. For purposes of determining Shipper’s status as an Anchor Shipper, Transporter will consider the Shipper and its affiliates as a single entity and will aggregate the Shipper’s commitments under it and its affiliates’ Precedent Agreements.

          If Shipper qualifies as an Anchor Shipper, Shipper’s rate for the initial capacity of the Project, as described in this Precedent Agreement, shall be no higher than the lowest rate applicable to any other shipper under a Firm Transportation Service Agreement for all three Certificate Segments of the Project, excluding rates applicable to Foundation Shippers, short-term transactions (i.e., 12, or fewer, consecutive months) or seasonal transactions. For purposes of this provision the term “rates” shall include the Reservation Charge, the Commodity Charge and all reservation and commodity surcharges. This provision, as well as any other specific rate related provisions included in this Precedent Agreement will be included in Shipper’s FTSAs.

          Shipper’s status as an Anchor Shipper, and the attendant rights, will continue to apply to Precedent Agreements or related FTSAs which Shipper retains, even if the capacity of the Shipper and its direct affiliates drops below the 200,000 Dth/day threshold: (1) after any subsequent, permitted assignment of one or more of its Precedent Agreement(s) or related FTSAs, with such assignment governed by this Precedent Agreement or Transporter’s Tariff, as applicable, and (2) after any subsequent permitted permanent capacity release of one or more of its related FTSAs, with such permanent capacity release governed by Transporter’s Tariff. It is expressly understood and agreed that the Anchor Shipper status is not transferable to a successor Shipper except in the limited circumstance where all of Shipper’s Precedent Agreements or FTSAs and that of its direct affiliates, as applicable, are assigned or released, as applicable, at the same time to a single successor shipper.

          Anchor Shippers shall hold annual evergreen renewal rights, for one year term extensions of the FTSAs at the same rate and quantity, or portion of such quantity, as in effect at the end of the primary term or subsequent evergreen extended term, exercisable upon a minimum of six months written notice. Anchor Shippers shall also hold a one-time contractual right of first refusal (“ROFR”), effective at the end of the primary term of the FTSAs, to be applicable to any portion of the quantity (but not necessarily at the same rate), exercisable in accordance with the notice provisions to be included in the Tariff. Such rights shall not be applicable to FTSAs for Certificate 1 Segment or Certificate 2 Segment, if such FTSA(s) are superseded by the FTSA for the subsequent Certificate Segment.

          For the period commencing on the later of: (i) eighteen months after the in-service of the Certificate 1 Segment of the Project or (ii) the in-service of the Certificate 3 Segment of the Project, and ending two calendar years later, Shipper shall have the right to elect to increase its FT capacity up to the remaining unsubscribed capacity on the Project at Shipper’s negotiated rate as set forth on Appendix A for Zone 1 to Zone 3 as such zones are defined on the Certificate 3 Segment Rate Election Page of Appendix A hereto, subject to the results of any applicable open season and subject to a pro rata allocation based on the underlying MDQ among any other Foundation or Anchor shippers with similar rights to the extent that such other shippers exercise these rights. The minimum term for any resulting FTSA is 10 years.

4.       Rates

          Shipper acknowledges that it has made an election, as set forth on Appendix A, either (i) to pay the Maximum Recourse Reservation Rates for firm service under each FTSA; (ii) to pay Fixed Negotiated Reservation Rates for firm service under each FTSA; or (iii) to pay Adjustable Negotiated Reservation Rates for firm service under each FTSA. If Shipper has elected Adjustable Negotiated Reservation Rates, Shipper agrees that the Negotiated Reservation Rates to be paid under the FTSAs will be determined under the Steel Price Adjustment set forth on Appendix A. Such adjustable rates, once finally determined, will be applicable for the entire term of Shipper’s FTSAs, as specified on Appendix A.

          If Shipper shall have opted to pay a negotiated rate, as described on Appendix A, such negotiated rate shall be applicable to service under each FTSA during the entire term of such FTSA, as the same may be extended, regardless of any otherwise applicable maximum rate and shall be applicable at all primary and secondary points on the Project that are located in a zone covered by Shipper’s primary transportation path(s); provided that the applicability of the negotiated rate assumes that receipts and deliveries under the FTSAs will be made at the prevailing operating pressures of the Project facilities and that the negotiated rate does not cover any non-conforming quality or pressure requirement at any receipt or delivery point.

          Regardless of which form of reservation rate Shipper shall have opted to pay, the Commodity Rate, Lost and Unaccounted for Gas (“L&U”), ACA and any other additional authorized charges or surcharges will be applied pursuant to the FERC approved Gas Tariff applicable to the Project (the “Tariff). Fuel shall be provided by Shipper in accordance with the zoned fuel matrix set forth in the Tariff, with an illustrative matrix set forth on Appendix A attached to this Precedent Agreement. Shipper will be billed based on delivered volumes and, therefore, no transportation rate (either reservation or commodity) shall apply to the Fuel and L&U received from Shipper. The Commodity Rate, determined on the basis of a straight fixed variable rate design, is estimated to be $0.004 per Dth for each zone ($0.012 per Dth across the length of the system), subject to final determination by the FERC. Transporter will propose as part of the Tariff, subject to FERC approval, that Fuel and L&U shall be assessed in-kind and that Fuel and L&U will be adjusted through a tracking provision.

          Transporter agrees to exercise its commercially reasonable efforts to design the Project facilities downstream of the Cheyenne Hub to the Clarington Hub such that fuel consumption of those facilities, on an annualized basis, will not exceed 3% calculated at a 100% load factor based on a 1,500,000 Dth/day maximum capacity and will not exceed 3% calculated at a 100% load factor based on a 1,800,000 Dth/day maximum capacity, taking into account a requirement that the Certificate Segment completion dates described in Section 2 above be met. Taking into consideration the quantity of gas Transporter is moving pursuant to the transportation contracts on the Project, as well as operational conditions across the system, Transporter shall use commercially reasonable efforts to operate the Project facilities downstream of the Cheyenne Hub to the Clarington Hub within the project design referenced above.

          In the event Transporter undertakes an expansion of the Project beyond 1,800,000 Dth/day utilizing 42-inch diameter pipe or undertakes an expansion of the Project beyond 2,100,000 Dth/day utilizing larger than 42-inch diameter pipe, Transporter agrees to file with FERC for authorization to collect Fuel applicable to such expansion on an incremental basis.

5.       Volume, Receipt and Delivery Points

          The contract Maximum Daily Quantity (“MDQ”) and primary term are as elected by Shipper on the attached Appendix A (subject to the minimum term requirements set forth in Appendix A). Shippers may elect MDQs that increase over time. The primary receipt point shall be the Cheyenne Hub (subject to being moved to points in the zone containing Meeker or Opal upon the combination of the Entrega Projects and the Project) and the primary delivery points shall be: (a) for Certificate 1 Segment: mutually agreeable Mid Continent/Midwest point(s); (b) for Certificate 2 Segment: mutually agreeable point(s) in the zone containing the Lebanon Hub; and (c) for Certificate 3 Segment: mutually agreeable point(s) in the zone containing the Clarington Hub. Shipper’s election of Primary Receipt and Delivery Points are set forth on Appendix A. Secondary Receipt and Delivery Points will be made available pursuant to the Tariff.

          Transporter hereby agrees that it will construct a minimum of twenty five points of interconnection from among the points set forth on Appendix A or such other points as may be determined to have shipper demand during the Open Season. The selection and capacities of such points will be based on shipper demand as demonstrated by the results of the Open Season. Shipper may indicate on Appendix A up to twenty five points of interconnection (including Shipper’s primary receipt and delivery points) to communicate Shipper’s preferences.

6.       Conditions Precedent

          Performance by Transporter of the duties and obligations assumed by it in this Precedent Agreement are expressly subject to the following conditions precedent:

(a)

All appropriate and final governmental approvals and other applicable authorization must be obtained and maintained on terms acceptable to Transporter, including approval of construction, rates and terms and conditions of service; and

(b)

All rights-of-way and other surface rights required to site and maintain the pipeline facilities along the route described herein must be obtained on terms and conditions acceptable to Transporter; provided, however, that conditions (a) and (b) shall be deemed satisfied for each Certificate Segment of the Project upon Transporter’s acceptance of the FERC Authorization for such Certificate Segment; and

(c)

Sufficient firm capacity subscription must exist at acceptable rates, in Transporter’s sole discretion, to proceed with the Project; provided, however, that this condition shall expire on February 28, 2006 if Transporter has not terminated this Precedent Agreement on or before such date; and

(d)

Shipper shall have complied with all its material obligations hereunder and under any FTSA then in effect, with this condition expiring no later than the Parties’ execution of the FTSA for Certificate 3 Segment.

7.       Discrete Segments

          To expedite transportation out of the Rocky Mountain supply areas to points east, the Parties acknowledge that Transporter shall file for separate certificate authorization from FERC for each independent Segment of the Project and for any authorizations as may be necessary for the combination of the Entrega Projects and the Project, although Transporter shall be contractually bound to file for authorization for all three Certificate Segments of the Project. Upon in-service of each Segment of the Project subsequent to Certificate 1 Segment, the FTSA for the previous Segment shall be superseded in its entirety by the FTSA for such subsequent Segment. Shipper understands that approval by FERC of Certificate 1 Segment does not constitute approval of Certificate 2 Segment and that approval by FERC of Certificate 2 Segment does not constitute approval of Certificate 3 Segment. Therefore, an award of capacity hereunder may result in service for the agreed term only on the facilities ultimately approved for service, and Shipper hereby acknowledges its willingness to be bound by the FERC’s determination of the public convenience and necessity with respect to each Segment of the Project on a stand alone basis.

          Initially, Certificate 1 Segment will include service from the Cheyenne Hub to PEPL-Audrain with possible Interim Service, as described in Section 13. It is, however Transporter’s intent that the combination of the Entrega Projects and the Project be completed contemporaneously with the in-service of Certificate 1 Segment so that initial receipts will be from Meeker and Opal. Service on Certificate 1 Segment will be subject to its own maximum recourse rates and, upon the combination of the Entrega Projects and the Project, will be divided into two rate zones: (1) a supply zone encompassing the facilities which are to be located west of and including the Cheyenne Hub; and (2) a supply/market zone encompassing the facilities to be located downstream of the Cheyenne Hub traversing eastward to and including PEPL-Audrain. If Certificate 2 Segment is authorized by the FERC it will provide service from Opal and Meeker to the Lebanon Hub with possible Interim Service, as described in Section 13. Service on Certificate 2 Segment will be subject to its own maximum recourse rates divided into three rate zones: (1) a supply zone encompassing the facilities which are to be located west of and including the Cheyenne Hub; (2) a supply/market zone encompassing the facilities to be located downstream of the Cheyenne Hub traversing eastward to and including PEPL-Audrain; and (3) a market zone encompassing the facilities to be located downstream of PEPL-Audrain, traversing further eastward to delivery points located near the Lebanon Hub. If Certificate 3 Segment is authorized by the FERC it will provide service from Opal and Meeker to the Clarington Hub, Service on Certificate 3 Segment will be subject to its own maximum recourse rates divided into three rate zones: (1) a supply zone encompassing the facilities which are to be located west of and including the Cheyenne Hub; (2) a supply/market zone encompassing the facilities to be located downstream of the Cheyenne Hub traversing eastward to and including PEPL-Audrain; and (3) a market zone encompassing the facilities to be located downstream of PEPL-Audrain, traversing further eastward to delivery points located near the Clarington Hub. Notwithstanding the foregoing, Transporter shall have the option to combine Certificate 2 Segment and Certificate 3 Segment for purposes of securing FERC Authorization for construction of the Project downstream of PEPL-Audrain. If Transporter elects to combine the filing for authorization for Certificate Segments 2 and 3, Transporter shall request phased construction of the Project downstream of PEPL-Audrain: Construction Phase 1 shall be the same as Certificate 2 Segment and Construction Phase 2 shall be the same as Certificate 3 Segment. The timing of construction of the Project as described in this Precedent Agreement shall not be affected by the combination of Certificate 2 Segment and Certificate 3 Segment, and in such event, all references herein to Certificate 2 Segment shall be construed to mean Certificate 2 Segment, Construction Phase 1 and all references to Certificate 3 Segment shall be construed to mean Certificate 2 Segment, Construction Phase 2.

          It is the intent of Transporter and Shipper that the Project and the Entrega Projects be ultimately combined to provide Shipper with Seamless Service. Transporter and Shipper acknowledge that, effective as of the date hereof, Shipper has entered into a precedent agreement with Entrega (the “Entrega Precedent Agreement”) that provides for the execution by Shipper of a firm transportation service agreement on the Entrega Projects (the “Entrega FTSA”).

Accordingly, Transporter and Shipper agree that, subject to FERC approval of the combination of the Rockies Project and the Entrega Projects upon in-service of the Certificate 1 Segment the Entrega FTSA be entirely superseded by the FTSA for Certificate 1 Segment which shall be subject to the rates set forth on Appendix A designated in the Combined Project Rates Table. If the Certificate 1 Segment FTSA supersedes the Entrega FTSA as described herein: the receipt points for the Certificate 2 Segment FTSA and the Certificate 3 Segment FTSA shall be moved to Meeker and/or Opal consistent with the provision of Seamless Service; Shipper and Transporter will proceed under this Precedent Agreement and the Entrega Precedent Agreement shall expire.

8.       Shipper’s Obligations

(a)

Shipper agrees that it will execute a minimum of three Firm Transportation Service Agreements consistent with the form of Service Agreement as contained in Appendix B hereto, as finally approved by FERC which, if Shipper shall have elected the Negotiated Reservation Rate Option, shall reflect the fixed nature of the reservation rate as described in Section 4, within five (5) business days after tender by Transporter. The FTSAs, at least one each for Certificate 1 Segment, Certificate 2 Segment and Certificate 3 Segment, will reflect the receipt points, delivery points, term(s), rate(s) and MDQ(s) described herein.

(b)

Upon request by Transporter, Shipper agrees to support any notification, initial tariff filing, application or certificate filing made to the FERC or any other governmental body to obtain any necessary authorizations to construct, operate or acquire facilities or to provide services as set out herein. At least 30 days prior to the filing of the certificate application for Certificate 1 Segment, Shipper will be provided a pro forma tariff and afforded the opportunity to provide comments to Transporter on the development of the Tariff and Transporter will work with the Shipper in good faith to resolve any concerns prior to the filing of such Tariff. In the event Shipper and Transporter are unable to resolve all of the Shipper’s concerns prior to the filing of such tariff, Shipper will within five (5) days of a written request by Transporter, provide Transporter a written summary of Shipper’s unresolved concerns regarding the pro forma tariff. Shipper agrees to limit any protests of the initial tariff filing to (i) those unresolved items addressed in Shipper’s written summary to Transporter, and (ii) any items related to deviations between the pro forma tariff provided by Transporter to Shipper and the as filed version of the Tariff, which in each case are inconsistent or otherwise conflict with the terms of this Precedent Agreement or any FTSA. Shipper also agrees that in any response to such initial tariff filing it will not raise issues related to the determination of Transporter’s maximum recourse rates for the Project. Nothing herein shall be construed to limit or waive Shipper’s rights to intervene or protest any subsequent tariff filing made by Transporter or its successor subsequent to the filing for FERC Authorization for Certificate 3 Segment; and

(c)

Shipper shall provide sufficient evidence of credit worthiness, as reasonably determined by Transporter in accordance with the standards set forth in Appendix C, along with the return of this signed Precedent Agreement. Shipper shall have and maintain such credit or provide assurances (“credit support”), as are required by Transporter in its reasonable discretion, to satisfy Shipper’s financial obligations under the FTSAs which may result from this Precedent Agreement. Such credit support may consist of (i) prepayment of value or letter of credit in the amount of up to 36 months of Shipper’s reservation charges, resulting from the MDQ and rates stated herein; (ii) a parental guarantee in form and substance acceptable to Transporter from an entity which meets the credit standards of Appendix C or the Tariff and is otherwise acceptable to Transporter; or (iii) such other credit assurances as Transporter may require. Such assurances shall be provided by Shipper as requested by Transporter in accordance with the timetable set forth below.

Credit Support Timetable and Amounts

Date	Aggregate Credit Requirement

No later than ten (10) days after execution of the Project Precedent Agreement until the date immediately below:	$250,000

Within fifteen (15) days after notice to Shipper from Transporter that Transporter has either satisfied or waived the condition precedent set forth in Section 6 (c) above:	An amount equal to total Certificate 1 Segment reservation charges payable in respect of the MDQ for eighteen (18) months of Service.

Within thirty (30) days after receipt of notice to Shipper from Transporter that Transporter has received and accepted FERC Authorization for Certificate 1 Segment:	An amount equal to total Certificate 1 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of Service.

          Additionally, within thirty (30) days after receipt of notice to Shipper from Transporter that Transporter has received and accepted FERC Authorization for each of Certificate 2 Segment and Certificate 3 Segment, the Aggregate Credit Requirement shall be adjusted to an amount equal to total Certificate 2 Segment or Certificate 3 Segment rates, as applicable, in respect of the MDQ for thirty-six (36) months of service for such Certificate Segment. Shipper shall maintain its creditworthiness in connection herewith, either directly or through provisions of credit support, throughout the term of this Precedent Agreement and any resulting FTSAs. This Section 8(c) and Appendix C, Credit Requirements, attached hereto and made a part hereof shall survive the termination of this Precedent Agreement and shall continue in effect for the term(s) of any resulting FTSAs.

           The creditworthiness requirements of this Section 8 and in Appendix C shall apply to any assignment (in whole or in part) of this Precedent Agreement or the FTSAs or to any permanent release of an FTSA.

           A Parental Guaranty of even date, in form and substance acceptable to Transporter, has been entered into and is attached hereto as Appendix D in satisfaction of the Shipper’s obligations under Section 8 (c) to provide credit support.

(d)

Shipper agrees to notify Transporter in writing of the receipt by Shipper of the corporate or Board of Directors Approval described in section 9 (a) i below by 8:00 PM CT on the day of receipt of any such approval,

9.      Termination Rights

(a)

Shipper shall have the right to terminate this Precedent Agreement with no liability to Transporter by giving Transporter at least five (5) days advance written notice (which notice must be given, if at all, within five (5) days after the occurrence or non-occurrence of the relied upon event, except that as to Section 9(a)i below, any such notice must be given, if at all, by February 8, 2006) in the event:

	i.	Shipper has not received all corporate or Board of Directors approvals required by Shipper in connection with the execution of this Precedent Agreement by no later than 8:00 PM CT on February 8, 2006;

ii.

Transporter has failed to file for FERC Authorization for Certificate 1 Segment by no later than September 30, 2006; has failed to file for FERC Authorization for Certificate 2 Segment by no later than April 30, 2007; or has failed to file for FERC Authorization for Certificate 3 Segment by no later than July 31, 2007;

iii.

Transporter has not received FERC Authorization for Certificate 1 Segment by no later than December 31, 2007; has not received FERC Authorization for Certificate 2 Segment by no later than April 30, 2008; or has not received FERC Authorization for Certificate 3 Segment by no later than July 31, 2009;

iv.

Transporter has not placed Certificate 1 Segment in-service by no later than February 28, 2009; has not placed Certificate 2 Segment in-service by no later than June 30, 2009; or has not placed Certificate 3 Segment in-service by no later than September 30, 2010;

v.

Transporter and the Entrega Projects have not been combined through a corporate acquisition and regulatory integration such that the Entrega Projects and the Rockies Project do not offer Seamless Service at the rates agreed to herein by no later than December 31, 2007.

(b)

Transporter shall have the right to terminate this Precedent Agreement with no liability to Shipper by giving Shipper five (5) days advance written notice (which notice must be given, if at all, within ten (10) days after the occurrence or non-occurrence of the relied upon event); provided that notice under this Section 9(b) may be given at any time while Shipper shall be in default of its obligations under Section 8(c), in the event:

i.

FERC shall attach conditions to the FERC Authorization for Certificate 1 Segment, Certificate 2 Segment or Certificate 3 Segment or impose conditions requiring subsequent compliance filings which, in Transporter’s reasonable judgment, are unacceptable;

	ii.	Transporter has not received the necessary FERC Authorization for Certificate 1 Segment by no later than July 31, 2007;

iii.

Transporter notifies Shipper on or before February 28, 2006 that aggregate firm commitments to the Project do not support the economic viability of the Project as determined in the exercise of Transporter’s commercially reasonable discretion;

	iv.	Transporter has not received all corporate and Board of Director approvals required by Transporter in connection with the execution of this Precedent Agreement by no later than February 28, 2006.

	v.	Shipper fails to comply with any of its material obligations hereunder or under any FTSA then in effect

(c)

In the event Transporter terminates this Precedent Agreement for any reason other than that stated at Section 9(b)v above, concurrent with such termination, Transporter shall return to Shipper any credit support provided by Shipper under Section 8 above.

10.      Authorities

          This Precedent Agreement and the performance hereof are subject to all present and future applicable valid laws, orders, decisions, rules and regulations of duly constituted governmental authorities having jurisdiction over the provision of natural gas transportation service in the interstate commerce of the United States of America (“governmental authority”). Should either of the parties, by force of any such law, order, decision, rule or regulation, at any time during the term of this Precedent Agreement be ordered or required to do any act inconsistent with the provisions hereof, then for the period during which the requirements of such law, order, decision, rule or regulation are applicable, this Precedent Agreement shall be deemed modified to conform with the requirement of such law, order, decision, rule or regulation; provided, however, nothing herein shall alter, modify or otherwise affect the respective rights of the parties to terminate this Precedent Agreement under the terms and conditions hereof.

11.      Assignment

          This Precedent Agreement, in whole or in part, may be assigned by Transporter to a wholly- or partially-owned affiliate, special purpose joint venture, partnership, or other affiliated entity, including a parent company or partnership; provided that such assignee shall have credit or credit support equivalent to the higher of that of Transporter or its guarantor. Shipper may assign this Precedent Agreement and any of the rights or obligations and any associated Firm Transportation Service Agreements to any wholly-owned affiliate whose obligations thereunder are guaranteed by the Parental Guaranty (or any amendment thereto) described in Section 8 above or, in the absence of such Guaranty, which satisfies the credit worthiness standards set forth in Appendix C, or set forth in the Tariff and Sections 8 and 9 herein and which is a successor to the business for which the Firm Transportation Service Agreement was initially secured. Once the Project is in-service, Shipper may release its capacity pursuant to the General Terms and Conditions of the Tariff. In the case of any other proposed assignment of the Precedent Agreement, prior approval of Transporter is required, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any Party to this Precedent Agreement may assign this Precedent Agreement and its rights hereunder as security for indebtedness or other obligations, and each Party hereby agrees to timely execute and deliver such documents and certificates as are reasonably requested by the assigning Party or its lenders in connection with any such collateral assignment and are reasonably acceptable to the non-assigning Party.

12.      Representations and Warranties

          Each Party represents and warrants to each other as follows:

(a)

Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party.

(b)

The execution, delivery and performance of this Precedent Agreement by such Party does not and will not require the consent of any trustee or holder of any indebtedness, or be subject to or inconsistent with other obligations of such Party under any other agreement.

(c)

This Precedent Agreement has been duly executed and delivered by such Party. This Precedent Agreement constitutes the legal, valid, binding and enforceable obligation of such Party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditor’s rights generally and by general equitable principles.

(d)

No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required on the part of such Party in connection with the execution and delivery of this Precedent Agreement, although it is subject to the necessary governmental approvals specified herein for its effectuation.

(e)

Except as otherwise disclosed by Shipper’s parent in its Form 10-K most recently filed with the Securities and Exchange Commission, there is no pending or, to the best of such Party’s knowledge, threatened action or proceeding affecting such Party before any court, government authority or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of such Party or the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Precedent Agreement or would otherwise hinder or prevent performance hereunder.

13.      Interim Service

          Shipper agrees that, in the event Transporter places Certificate 1 Segment in-service before the Project reaches PEPL-Audrain, but with interconnections to Natural Gas Pipeline Company of America (Natural) in Jefferson County, Nebraska, Northern Natural Gas Company (NNG) in Jefferson County, Nebraska and ANR Pipeline Company (ANR) in Brown County, Missouri, Shipper shall pay the Certificate 1 Segment Interim Rates set forth on Appendix A until PEPL-Audrain is available, during the term of the FTSA executed in connection with Certificate 1 Segment. Shipper further agrees that, in the event Transporter places Certificate 2 Segment in-service before the Project reaches the Lebanon Hub, but with interconnections to Natural in Piatt County,

Illinois, Trunkline Gas Company (Trunkline) in Douglas County, Illinois, Midwestern Gas Transmission Company (Midwestern) in Edgar County, Illinois and PEPL in Putnam County, Indiana, Shipper shall pay the Certificate 2 Segment Interim Rates set forth on Appendix A until the Lebanon Hub points are available, during the term of the FTSA executed in connection with Certificate 2 Segment. In the event that Transporter is unable, in aggregate, to provide firm service to Shipper equal to Shipper’s MDQ for Interim Service, Transporter shall reduce Shipper’s reservation charges for the quantity of Shipper’s MDQ that Transporter is unable to provide to Shipper. Furthermore, in the event that the capacity of the delivery points made available under Interim Service is less than the total MDQ of the applicable Certificate Segment, then Shipper’s MDQ shall be reduced, during the period for which interim Service is offered, by the proportion that the available capacity of the delivery points made available bears to the total MDQ of the Project. For Certificate 1 Segment Interim Service and Certificate 2 Segment Interim Service, respectively, if such Interim Service extends beyond twelve months, then as an incentive for Transporter to place the PEPL-Audrain point or the Lebanon Hub points in-service as expeditiously as possible, Shipper’s Interim Rates shall be prospectively reduced by fifty percent (50%) until full service is available.

14.      Choice of Law

          AS TO ALL MATTERS OF CONSTRUCTION AND INTERPRETATION, THIS PRECEDENT AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES OF THAT STATE.

15.      Limitation of Liability

          NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY UNDER THIS PRECEDENT AGREEMENT OR UNDER ANY OF THE FTSAS TO BE EXECUTED PURSUANT TO THIS PRECEDENT AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, OR FOR ANY LOST PROFITS, HOWEVER ARISING, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOST PROFITS.

16.      Dispute Resolution

          Any disputes, controversies or claims that arise between the Parties (the “Disputing Parties”) relating to this Precedent Agreement (a “Dispute”) shall be resolved by means of the following procedure:

(i)	Notice of Dispute. Any Disputing Party shall give notice to the other Disputing Parties in writing that a Dispute has arisen (“Dispute Notice”).

(ii)

Informal Dispute Resolution. If the Disputing Parties have failed to resolve the Dispute within fifteen (15) business days after the Dispute Notice was given, the Disputing Parties shall seek to resolve the Dispute by negotiation between the executive officers of each Disputing Party.  Such executive officers shall endeavor to meet and attempt to amicably resolve the Dispute. If the Disputing Parties are unable to resolve the Dispute through negotiation within thirty (30) business days after the Dispute Notice was given, then the Dispute shall be finally resolved through arbitration in accordance with provisions of clause (iii) below.

(iii)	Arbitration. Any Dispute that is not settled pursuant to clause (ii) above shall be finally settled by arbitration as follows:

(1)

Any such Dispute shall be submitted to binding arbitration by the American Arbitration Association for arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules then in effect, except as more particularly provided herein. The Parties agree that an officer or other representative with authority to resolve the Dispute for each party shall attend the arbitration. There shall be three (3) arbitrators, with each of Transporter and Shipper, or their successor in interest if applicable, selecting one. The third arbitrator, who shall be the chairman of the panel, shall be selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration. The third arbitrator shall be named within thirty (30) days after the appointment of the second arbitrator. The American Arbitration Association shall be empowered to appoint any arbitrator not named in accordance with the procedure set forth herein. Each arbitrator will be qualified by at least ten (10) years experience in the natural gas industry.

(2)

Each of the Parties hereto consents to the procedure herein set forth. The Parties agree to make discovery and disclosure of all matters relevant to the dispute to the extent and in the manner provided by the Federal Rules of Civil Procedure. The arbitrators shall rule on all requests for discovery and disclosure and discovery shall be completed within sixty (60) days of the date on which the third arbitrator is appointed (“Arbitration Commencement Date”). The arbitrators shall issue a final ruling within ninety (90) days of the Arbitration Commencement Date. The ruling of the arbitrators shall be in writing, signed, and shall contain a statement of findings and conclusions of law in addition to the award decision. The decision of the arbitrators shall be final and binding upon the parties, in so far as the law allows, without the right of appeal to the courts. The award rendered by the arbitrators shall be final in so far as the law allows, and judgment thereon may be entered by any court having jurisdiction thereof. The costs and expense of the arbitration (including reasonable attorney’s fee) will be paid by the losing party, unless the arbitrators determine that it would be manifestly unfair to honor this agreement of the parties and determine a different allocation of costs.

(3)

The arbitrators shall not have the authority or power to alter, amend or modify any of the terms or conditions of this Precedent Agreement. The arbitrators’ powers shall be limited to enforcement of this Precedent Agreement as to the issues raised by the Parties, and shall not include the power to award consequential, indirect, special, punitive, or exemplary damages.

(4)

Performance of this Precedent Agreement shall continue during arbitration proceedings or any other dispute resolution mechanism adopted by the Parties. No payment due or payable by Transporter or Shipper shall be withheld on account of a pending reference to arbitration or other dispute resolution mechanism; provided that in the event Shipper disputes the amount or content of any invoice, Shipper shall be not responsible for payment of such invoice or portion of such invoice that is pending reference to arbitration or other dispute resolution mechanism until such dispute is resolved. Any disputed amount which is ultimately determined to have been payable shall not accrue interest for failure to pay, provided that it is a bona fide dispute.

(5)

The Parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any legal proceeding arising out of or relating to this Precedent Agreement or the transactions contemplated hereby, except those seeking to enforce the award or the decision of the arbitrators issued pursuant to this Section 16. Further, the Parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding permitted under this Section 16.

(6)

Transporter and Shipper agree that the Dispute Resolution procedure described in this Section 16 shall not apply to any controversy respecting Transporter’s FERC Tariff, rates or terms and conditions of service and to any other controversy wherein the FERC has exclusive jurisdiction.

17.      Further Assurance

          Transporter and Shipper shall enter into such additional agreements as may be necessary in furtherance of this Precedent Agreement.

18.      Counterparts

          This Agreement may be executed in one or more counterparts, each of which, when executed and delivered including by facsimile, shall be an original, but all of which together shall constitute but one and the same instrument.

19.      Notice

          All notices, requests demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written acknowledgement of receipt), (ii) sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), or (iii) received by the addressee, if sent by an internationally recognized delivery serviced or other traceable method, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the others):

If to Transporter:	President, West Region Gas Pipelines
Kinder Morgan Energy Partners, L.P. P.O. Box 281304 Lakewood, Colorado 80228-8304 Fax: (303) 763-3515

With Copy to:	Rockies Express Pipeline LLC
Attn: General Counsel of Gas Pipelines 500 Dallas St., Suite 1000 Houston, Texas 77002 Fax: (713) 369-9235

If to Shipper:	Ultra Resources, Inc.
Attn: Chief Financial Officer 363 North Sam Houston Parkway East Suite 1200 Houston, Texas 77060 Fax: (281) 876-2831

With Copy to:	Ultra Resources, Inc.
Attn: Stuart Nance 363 North Sam Houston Parkway East Suite 1200 Houston, Texas 77060 Fax: (281) 876-2831

Accepted and Agreed to as of the date hereof:

Rockies Express Pipeline LLC (TRANSPORTER)

Signature:	/s/ Rockford Meyor

Printed Name:	ROCKFORD MEYOR
Title:	President

Ultra Resources, Inc. (SHIPPER)

Signature:	/s/ Michael D. Watford

Printed Name:	MICHAEL D. WATFORD
Title:	CEO

The above company representative is a duly authorized agent of the company and has the authority to bind the company.

APPENDIX A
To The
PRECEDENT AGREEMENT
Between
Rockies Express Pipeline LLC
And
Ultra Resources, Inc.
(“Shipper”)

There are three rate options to choose from for each certificate segment. They are:

                    Option 1 - The Maximum Recourse Reservation Rate

                    Option 2 - A Negotiated Reservation Rate

                    Option 3 - An Adjustable Negotiated Reservation Rate

The Adjustable Negotiated Rate Option recognizes that the steel costs of the Project could change substantially between the time of execution of this Precedent Agreement and the time when the Project is placed in-service. The following rate adjustment mechanism (“Steel Price Adjustment”) shall apply to Shippers electing the Adjustable Negotiated Reservation Rate Option. Any adjustment that results from this formula shall be communicated to Shipper by Transporter when all steel related Project costs have been determined.

Shipper’s Adjustable Negotiated Reservation Rate will be adjusted to reflect actual total steel related project costs by using the Steel Price Adjustment and is subject to the rate floors and rate caps set forth in the tables below. The negotiated rates for Certificate Segments 1, 2, and 3, including Interim Service rates, may be increased or decreased from the Starting Rate as described in the formula below:

Steel Price Adjustment =

(actual realized steel cost per ton - $1,275 per ton) * (actual tons of steel) / $1,000,000 * $0.0002 /Dth

The Steel Price Adjustment will be added to or subtracted from the Starting Rate(s), however the final adjusted rate will be neither higher than the Ceiling Rate nor lower than the Floor Rate as described in the tables related to Option 3.

Options 2 and 3 are fixed negotiated reservation rates which means that they will not be changed during the term of the FTSA to which they apply during the entire term of such FTSA, as the same may be extended, regardless of any otherwise applicable maximum rate. This “fixed” feature applies only to the negotiated reservation rate. As stated in Section 4 of the body of this Precedent Agreement, the Commodity Rate, Fuel and Lost and Unaccounted for Gas (“FL&U”), ACA and any other additional authorized charges or surcharges will be applied pursuant to the Tariff, and may be changed from time to time.

Certificate 1 Segment Rate Election Page

Please check one box to correspond with the desired rate choice. Receipt and delivery points should be elected from the list included on Appendix A. Negotiated Rates, once finally determined, shall remain fixed during the entire term of the Firm Transportation Service Agreement. Requested Maximum Daily Quantity (“MDQ”), cannot be less than 1,000 Dth/d, net of FL&U, from each Receipt Point to each Delivery Point. All rates shown above reflect a “zone matrix” and are accumulated to reflect the total price to reach the indicated downstream zone, assuming all receipts are located in Zone 1. Zone 1 is that area that is inclusive of the Cheyenne Hub going in a generally westward direction. Zone 2 is that area downstream of the Cheyenne Hub going in a generally eastward direction to and including the PEPL point in Audrain County, Missouri. Additional upstream transportation costs from other supply sources may require rate adjustments. Certificate 1 Segment rates are applicable from the in-service date of Certificate 1 Segment for the term of the Certificate 1 Segment FTSA as described in Section 7. In the event Interim Service is provided on Certificate 1 Segment, the negotiated rates in the tables below will be reduced by $.1000 per dth for the period from the commencement of Interim Service until the in -service of Certificate 1 Segment to the PEPL point in Audrain County, Missouri. If such Interim Service extends beyond twelve months, Shipper’s Interim Rates will be reduced further as provided in Section 13 of the Precedent Agreement. In the event the FERC Authorization for Certificate 2 Segment is not approved or accepted then, effective upon the conclusion of the FERC proceeding for Certificate 2 Segment the negotiated rates in the tables below will be reduced by $.1000 per dth for the remainder of the term of the Certificate 1 Segment FTSA. A minimum term of 10 years from the in-service of Certificate 1Segment will be deemed a conforming bid during the Open Season. Conforming bids will be for long haul capacities only.

Option 1

	Estimated Maximum Recourse Reservation Rates - In service of Certificate 1 Segment			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3
Cumulative	$0.385	$0.944	n/a

Option 2

	Fixed Rate Option			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3		#2 - ENTREGA	10	50,000	10
Anchor	$0.250	$0.774	n/a	☒	#2 - ENTREGA	11	50,000	10
Non - Anchor	$0.270	$0.794	n/a		#2 - ENTREGA	12	50,000	10
					#2 - ENTREGA	13	50,000	10

Total							200,000

Option 3

	Adjustable Rate Option - Starting Rate			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3
Anchor	$0.250	$0.774	n/a
Non - Anchor	$0.270	$0.794	n/a

	Adjustable Rate Option - Floor Rate

	Zone 1	Zone 2	Zone 3
Anchor	$0.200	$0.724	n/a
Non - Anchor	$0.220	$0.744	n/a

	Adjustable Rate Option - Ceiling Rate

	Zone 1	Zone 2	Zone 3
Anchor	$0.300	$0.824	n/a
Non - Anchor	$0.320	$0.844	n/a

Please check one:
Shipper agrees to be pro-rated based on Open Season Results?	Yes	☐	No	☒

If yes, Shippers minimum acceptable quantity: ___________________________________________

Certificate 2 Segment Rate Election Page

Please check one box to correspond with the desired rate choice. Receipt and delivery points should be elected from the list included on Appendix A. Negotiated Rates, once finally determined, shall remain fixed during the entire term of the Firm Transportation Service Agreement. Requested Maximum Daily Quantity (“MDQ”), cannot be less than 1,000 Dth/d, net of FL&U, from each Receipt Point to each Delivery Point. All rates shown above reflect a “zone matrix” and are accumulated to reflect the total price to reach the indicated downstream zone, assuming all receipts are located in Zone 1. Zone 1 is that area that is inclusive of the Cheyenne Hub going in a generally westward direction. Zone 2 is that area downstream of the Cheyenne Hub going in a generally eastward direction to and including the PEPL point in Audrain County, Missouri. Zone 3 is that area traversing eastward from the PEPL point to delivery points near Lebanon, Ohio. Additional upstream transportation costs from other supply sources may require rate adjustments. Certificate 2 Segment rates are applicable from the in-service date of Certificate 2 Segment for the term of the Certificate 2 Segment FTSA as described in Section 7. In the event Interim Service is provided on Certificate 2 Segment, the negotiated rates in the tables below will be reduced by $0.500 per dth for the period from the commencement of Interim Service until the in - service of Certificate 2 Segment to the Lebanon Hub points in Warren County, Ohio. If such Interim Service extends beyond twelve months, Shipper’s Interim Rates will be reduced further as provided in Section 13 of the Precedent Agreement. A minimum term of 10 years from the in-service of Certificate 2 Segment will be deemed a conforming bid during the Open Season. Conforming bids will be for long haul capacities only.

Option 1

	Estimated Maximum Recourse Reservation Rates - In service of Certificate 2 Segment			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3
Cumulative	$0.359	$0.881	$1.196

Option 2

	Fixed Rate Option			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3		#2 - ENTREGA	21	50,000	10
Anchor	$0.250	$0.719	$0. 984	☒	#2 - ENTREGA	22	50,000	10
Non - Anchor	$0.270	$0.739	$1.004		#2 - ENTREGA	23	50,000	10
					#2 - ENTREGA	24	50,000	10

Total							200,000

Option 3

	Adjustable Rate Option - Starting Rate			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3
Anchor	$0.250	$0.719	$0.984
Non - Anchor	$0.270	$0.739	$1.004

	Adjustable Rate Option - Floor Rate

	Zone 1	Zone 2	Zone 3
Anchor	$0.200	$0.669	$0.934
Non - Anchor	$0.220	$0.689	$0.954

	Adjustable Rate Option - Ceiling Rate

	Zone 1	Zone 2	Zone 3
Anchor	$0.300	$0.769	$1.034
Non - Anchor	$0.320	$0.789	$1.054

Please check one:
Shipper agrees to be pro-rated based on Open Season Results?	Yes	☐	No	☒

If yes, Shippers minimum acceptable quantity: ___________________________________________

Certificate 3 Segment Rate Election Page

Please check one box to correspond with the desired rate choice. Receipt and delivery points should be elected from the list included on Appendix A. Negotiated Rates, once finally determined, shall remain fixed during the entire term of the Firm Transportation Service Agreement. Requested Maximum Daily Quantity (“MDQ”), cannot be less than 1,000 Dth/d, net of FL&U, from each Receipt Point to each Delivery Point. All rates shown above reflect a “zone matrix” and are accumulated to reflect the total price to reach the indicated downstream zone, assuming all receipts are located in Zone 1. Zone 1 is that area that is inclusive of the Cheyenne Hub going in a generally westward direction. Zone 2 is that area downstream of the Cheyenne Hub going in a generally eastward direction to and including the PEPL point in Audrain County, Missouri. Zone 3 is that area traversing eastward from the PEPL point to delivery points near Clarington, Ohio. Additional upstream transportation costs from other supply sources may require rate adjustments. Certificate 3 Segment rates are applicable from the in-service date of Certificate 3 Segment for the term of the Certificate 3 Segment FTSA as described in Section 7. (Note 1 below). A minimum term of 10 years from the in-service of Certificate 3 Segment will be deemed a conforming bid during the Open Season. Conforming bids will be for long haul capacities only.

Option 1

	Estimated Maximum Recourse Reservation Rates - In service of Certificate 1 Segment			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3
Cumulative	$0.385	$0.944	$1.427

Option 2

	Fixed Rate Option			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3		#2 - ENTREGA	25	50,000	10
Anchor	$0.250	$0.704	$1.074	☒	#2 - ENTREGA	27	50,000	10
Non - Anchor	$0.270	$0.724	$1.094		#2 - ENTREGA	28	50,000	10
					#2 - ENTREGA	29	50,000	10

Total							200,000

Option 3

	Adjustable Rate Option - Starting Rate			Check Option (1 only)	Primary Receipt Point #	Primary Delivery Point #	MDQ (Dth/d)	Term in Years

	Zone 1	Zone 2	Zone 3
Anchor	$0.250	$0.704	$1.074
Non - Anchor	$0.270	$0.724	$1.094

	Adjustable Rate Option - Floor Rate

	Zone 1	Zone 2	Zone 3
Anchor	$0.200	$0.654	$1.024
Non - Anchor	$0.220	$0.674	$1.044

	Adjustable Rate Option - Ceiling Rate

	Zone 1	Zone 2	Zone 3
Anchor	$0.300	$0.754	$1.124
Non - Anchor	$0.320	$0.774	$1.144

Please check one:
Shipper agrees to be pro-rated based on Open Season Results?	Yes	☐	No	☒

If yes, Shippers minimum acceptable quantity: ___________________________________________

Fuel, Loss and Unaccounted For (“FL&U”) Percentages applicable to each Certificate

Transporter will propose as part of its Gas Tariff, subject to FERC approval, that FL&U shall be assessed in-kind and that FL&U will be adjusted through a tracking provision. The following tables reflect the estimated FL&U charges for each certificate:

	Certificate I Segment -Estimated Initial FL&U Percentages (Note 1)

	Zone 1	Zone 2	Zone 3

Cumulative	0.91%	1.47%	n/a

	Certificate 2 Segment -Estimated Initial FL&U Percentages (Note 1)

	Zone 1	Zone 2	Zone 3

Cumulative	0.87%	1.47%	2.00%

	Certificate 3 Segment -Estimated Initial FL&U Percentages (Note 1)

	Zone 1	Zone 2	Zone 3

Cumulative	0.87%	1.47%	2.22%

Note 1 - The estimated FL&U above is applicable to all rate options; assumes a 90% load factor on a 1,500,000 Dth/d per day case

The following illustrative zone matrix will be included and applicable under Rockies Express FERC Gas Tariff, subject to final approval by FERC, and subject to annual fuel tracking, pursuant to Rockies’ tariff (assuming construction of all three Certificate Segments to Clarington, OH):

          FL&U Percentages:

	Receipt

Delivery	Zone 1	Zone 2	Zone 3

Zone 1	0.87%	1.47%	2.22%
Zone 2	1.47%	0.60%	1.35%
Zone 3	2.22%	1.35%	0.75%

Note: The L&U component of the above stated rates is 0,25%, and shall apply for backhauls within a single zone. Backhauls through multiple zones shall be subject to the above stated L&U component and actual fuel consumed in performing the transaction, if any, as determined by Transporter and as posted on Transporter’s electronic website, unless otherwise negotiated pursuant to Section 33 (Negotiated Rates) of the General Terms and Conditions of Transporter’s FERC Gas Tariff.

RECEIPT AND DELIVERY POINTS (List of 40 - continuing to next page)

Point#	Point	R/D	Interconnecting Entity	Description	Certificate Segment	Direct	Elect by marking X

Primary Points
1	Primary	R	Wyoming Interstate Company	Laramie County, WY	1	(1)	☒

2	Primary	R	Entrega Gas Pipeline	Cheyenne Hub, CO	1	(2)	☒

3	Primary	R	Colorado Interstate Gas	Cheyenne Hub, CO	1	(1)	☒

4	Primary	R	Wyoming Interstate Company	Cheyenne Hub, CO	1	(1)	☒

5	Primary	R	Kinder Morgan Interstate Gas	Cheyenne Hub, CO	1	(1)

6	Primary	R	Cheyenne Plains Gas Pipeline	Cheyenne Hub, CO	1	(1)	☒

7	Primary	R	Public Service of Colorado	Cheyenne Hub, CO	1	(1)	☒

8	Primary	R	Trailblazer Pipeline	Cheyenne Hub, CO	1	(1)

9	Primary	D	Kinder Morgan Interstate Gas	Kimball County, NE	1	(2)

10	Primary	D	Natural Gas Pipeline Company of America	Jefferson County, NE	1	(2)	☒

11	Primary	D	Northern Natural Gas	Jefferson County, NE	1	(2)	☒

12	Primary	D	ANR Pipeline Company	Brown County, KS	1	(2)	☒

13	Primary	D	Panhandle Eastern Pipe Line Company, LP	Audrain County, MO	1	(2)	☒

14	Primary	D	Natural Gas Pipeline Company of America	Moultrie County, IL	2	(2)

15	Primary	D	Panhandle Eastern Pipe Line Company, LP	Douglas County, IL	2	(2)	☒

16	Primary	D	Trunkline Gas Company	Douglas County, IL	2	(2)

17	Primary	D	Midwestern Gas Transmission Company	Edgar County, IL	2	(2)	☒

18	Primary	D	Texas Gas Transmission	Parke County, IN	2	(2)

19	Primary	D	Panhandle Eastern Pipe Line Company, LP	Putnam, County, IN	2	(2)

20	Primary	D	ANR Pipeline Company	Shelby County, IN	2	(2)

21	Primary	D	Columbia Gas Transmission	Lebanon Hub, OH	2	(2)	☒

22	Primary	D	Dominion Transmission Inc.	Lebanon Hub, OH	2	(2)	☒

23	Primary	D	Texas Eastern Transmission Company	Lebanon Hub, OH	2	(2)	☒

24	Primary	D	Texas Gas Transmission	Lebanon Hub, OH	2	(2)	☒

25	Primary	D	Columbia Gas Transmission Corp.	Fairfield County, OH	3	(2)	☒

26	Primary	D	Tennessee Gas Pipeline	Murkingum County, OH	3	(2)

27	Primary	D	Dominion Transmission, Inc.	Clarington Hub, OH	3	(2)	☒

28	Primary	D	Dominion East Ohio Gas	Clarington Hub, OH	3	(2)	☒

29	Primary	D	Texas Eastern Transmission Company	Clarington Hub, OH	3	(2)	☒

Secondary Points - may be designated by Shippers as Primary, and upon evaluation by Transporter, may be accepted as Primary; Transporter will provide notice of such designation of any points listed below

30	Secondary	D	Kansas Gas Service Co.	NE KS	1

31	Secondary	D	Kansas Gas Service Co.	MO (Kansas City)	1

32	Secondary	D	Missouri Gas Energy	MO (Kansas City)	1

33	Secondary	D	Central Illinois Public Service Co.	West, IL	2

34	Secondary	D	Central Illinois Public Service Co.	Near Decatur, IL	2	☒

35	Secondary	D	Illinois Power Co.	Near Decatur, IL	2	☒

36	Secondary	D	Citizens Gas & Coke Utility	Indianapolis, IN	2	☒

37	Secondary	D	Ohio Valley Gas Corp.	West OH	2

38	Secondary	D	Vectren.	Dayton, OH	2	☒

39	Secondary	D	Cincinnati Gas & Electric	Cincinnati, OH	2

40	Secondary	D	Columbia Gas of Ohio, Inc	Columbus, OH	3	☒

(1)	Compression may be required to cause delivery into Rockies Express. An incremental fee may be required to provide the compression service, as determined necessary by Transporter.

(2)	Direct access with no additional compression required.

Other Receipt or Delivery Points

          If Shipper desires a receipt point or delivery point other than those identified in Appendix A, attached hereto, Shipper shall specify such desired points in the space provided below and the related MDQ quantity. If the Shipper’s bid is contingent upon Transporter accommodating Shipper with respect to such receipt point(s) or delivery point(s), Shipper must so indicate by checking the space provided below. Additional Receipt or Delivery Point(s) will be pursued provided that the incremental costs of such additional points are acceptable to Transporter in its sole discretion. Transporter will inform Shipper whether it can accommodate, in whole or in part, such requested Receipt or Delivery Point(s).

____  Check here to indicate if this bid is contingent upon the points identified under "Other Receipt or Delivery Points” above being accommodated by Transporter.

Agreed to by:

Shipper Signature:	/s/ Michael D. Watford

Name (Please print):	MICHAEL D. WATFORD
Company:	ULTRA RESOURCES, INC.
Title:	CEO
Telephone Number:	281-876-0120, X-300

APPENDIX B

FORM OF TRANSPORTATION SERVICE AGREEMENT
APPLICABLE TO FIRM TRANSPORTATION SERVICE UNDER
RATE SCHEDULE FTS

          In consideration of the representations, covenants and conditions contained below, Rockies Express Pipeline LLC (“Transporter”) and Shipper agree, as of                 [DATE], that Transporter will provide transportation service for Shipper on a firm basis in accordance with the provisions contained in this Transportation Service Agreement. This Agreement includes all Other terms and conditions of Transporter’s FERC Gas Tariff, Volume No. 1, and the terms, conditions and signatures of Shipper’s electronic agreement with Transporter.

1.	This Agreement is:
____________________ Original
____________________ Amendment No. effective [DATE]

2.	SHIPPER’S NAME AND ADDRESS:

_____________________________________________
_____________________________________________
_____________________________________________

3.	TERM OF SERVICE: [DATE] to [DATE]

4.	SHIPPER’S STATUS:

__________ Local Distribution Company
__________ Intrastate Pipeline Company
__________ Interstate Pipeline Company
__________ Other: ________________________

5.	TRANSPORTATION ON BEHALF OF:

__________ LDC
__________ Intrastate Pipeline Company
__________ Interstate Pipeline Company
__________ Other: ________________________

6.	RATE SCHEDULE FTS MAXIMUM DAILY QUANTITY (“MDQ”):
	Period	MDQ

	______________________________	___________________
	______________________________	___________________
	______________________________	___________________

2

7.	PRIMARY RECEIPT POINTS & MAXIMUM DAILY RECEIPT QUANTITY (“MDRQ”):
	Period	PIN	MDDQ

	___________________	___________________	___________________
	___________________	___________________	___________________
	___________________	___________________	___________________

8.	PRIMARY DELIVERY POINTS & MAXIMUM DAILY DELIVERY QUANTITY (“MDDQ”):
	Meter No.	Capacity
	Period	PIN	MDRQ	Delivery Pressure

	___________________	___________________	___________________	___________________
	___________________	___________________	___________________	___________________
	___________________	___________________	___________________	___________________

9.	RATES 1/:

FTS Reservation Charge:
The Reservation Rate charged will be the maximum applicable rate stated on the applicable rate sheet unless otherwise agreed to in writing.

Commodity Charge:
The Commodity Rate charged will be the maximum applicable rate stated on the applicable rate sheet.

Fuel Reimbursement Percentage:
The Fuel Reimbursement Percentage will be that stated on the applicable rate sheet, subject to adjustment pursuant to Section 38 of the General Terms and Conditions of this Tariff.

10.	ADDITIONAL FACILITIES CHARGES:

__________ None
__________ Lump sum payment of: $__________
__________ Monthly fee of: $__________
__________ See additional terms

1/	Rates may be negotiated pursuant to Section 33 of the General Terms and Conditions of this Tariff.

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11.	NOTICE OF ROFR EXERCISE (pursuant to Section 17.3 of the General Terms and Conditions of this Tariff):

__________ Month(s) in advance of (i) the end of the primary term or (ii) any termination date after the primary term has ended.

12.	NOTICE OF ROLLOVER PROVISION (pursuant to Section 17.2 of the General Terms and Conditions of this Tariff):

__________ day(s) in advance of (i) the end of the primary term or the extended term or (ii) any termination date after the primary term has ended.

13.	NOTICES TO TRANSPORTER UNDER THIS AGREEMENT SHALL BE ADDRESSED TO:

Rockies Express Pipeline LLC 370 Van Gordon Street P.O. Box 281304 Lakewood, CO 80228-8304

14.	ADDITIONAL TERMS:

Shipper Approval:

SIGNATURE:

TITLE:

DATE:

Rockies Express Pipeline LLC:

SIGNATURE:

TITLE:

DATE:

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APPENDIX C
CREDIT REQUIREMENTS

Shipper will be deemed creditworthy if (i) its long-term unsecured debt securities are rated at least BBB- by Standard and Poor’s Corporation (“S&P”) and at least Baa3 by Moody’s Investor Service (“Moody’s”), in each case with stable outlook; and (ii) the sum of reservation fees, commodity fees and any other associated fees and charges for thirty-six months is less than 15% of Shipper’s tangible net worth. For the purposes of this Appendix C, the term “tangible net worth” shall mean for a corporation the sum of the capital stock, paid-in capital in excess of par or stated value, and other free and clear equity reserve accounts less goodwill, patents, unamortized loan costs or restructuring costs, and other intangible assets. Only actual tangible assets are included in Transporter’s assessment of creditworthiness. In comparing the overall value of a Shipper’s contract to tangible net worth for credit evaluation purposes, Transporter will compare the net present value of demand or reservation charge obligations under such contracts to Shipper’s current tangible net worth. If a Shipper has multiple service agreements with Transporter, then the total potential fees and charges of all such service agreements shall be considered in determining creditworthiness.

If Shipper does not meet the criteria described above, then Shipper may request that Transporter evaluate its creditworthiness based upon the level of service requested relative to the Shipper’s current and future ability to meet its obligations. Such credit appraisal shall be based upon Transporter’s evaluation of the following information and credit criteria:

a.

S&P and Moody’s opinions, watch alerts, and rating actions and reports, rating, opinions and other actions by Dun and Bradstreet and other credit reporting agencies will be considered in determining creditworthiness.

b.

Consistent financial statement analysis will be applied by Transporter to determine the acceptability of Shipper’s current and future financial strength. Shipper’s balance sheets, income statements cash flow statements and auditor’s notes will be analyzed along with key ratios and trends regarding liquidity, asset management, debt management, debt coverage, capital structure, operational efficiency and profitability.

c.

Shipper must not be operating under any chapter of the bankruptcy laws and must not be subject to liquidation or debt reduction procedures under state laws and there must not be pending any petition for involuntary bankruptcy.  An exception may be made for a Shipper who is a debtor-in-possession operating under Chapter XI of the Federal Bankruptcy Act if Transporter is assured that the service billing will be paid promptly as a cost of administration under the federal court’s jurisdiction, based on a court order in effect, and if the Shipper is continuing and continues in the future to make payment.

d.	Whether Shipper is subject to any lawsuits or judgments outstanding which could materially impact its ability to remain solvent.

e.

The nature of the Shipper’s business and the effect on that business of general economic conditions and economic conditions specific to it, including Shipper’s ability to recover the costs of Transporter’s services through filings with regulatory agencies or otherwise to pass on such costs to its customers.

f.

Any other information, including any information provided by Shipper, that is relevant to Shipper’s current and future financial strength and Shipper’s ability to make full payment over the term of the contract.

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APPENDIX D

PARENTAL GUARANTY

          THIS PARENTAL GUARANTY (this “Guaranty”), is made and entered into as of December 19, 2005, by Ultra Petroleum Corp., a Yukon Territories (Canada) corporation (“Guarantor”), in favor of Rockies Express Pipeline LLC, a Delaware limited liability company (“Rockies”). (Except as otherwise defined herein, capitalized terms used herein and defined in the PA (as defined below) shall be used herein as therein defined.)

W I T N E S S E T H:

          WHEREAS, Ultra Resources, Inc., a Wyoming corporation (“URI”) is a wholly-owned subsidiary of Guarantor; and Guarantor wishes URI to enter into the Project Precedent Agreement, dated as of December 19, 2005 and the FTSA’s described in Section 7 therein, between URI and Rockies (as it may from time to time be modified, supplemented, or amended, collectively, the “PA”).

          WHEREAS, pursuant to the PA, URI has incurred or will incur certain obligations to Rockies upon the terms and conditions set forth in the PA (all such obligations, including the obligations of URI to pay amounts due under the PA, being referred to collectively as the “Guaranteed Obligations”).

          WHEREAS, Rockies is willing to enter into the PA with URI on the condition that it receive assurances of the payment of the Guaranteed Obligations, and Guarantor is willing to provide such assurances in accordance with the terms and conditions of this Guaranty.

          WHEREAS, Guarantor acknowledges that, as the parent of URI, it will be benefited by the execution and delivery of the PA;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

                     1.          Guarantor absolutely, irrevocably and unconditionally guarantees to Rockies the full and prompt payment by URI of all the Guaranteed Obligations under and in accordance with the terms of the PA and the compliance by URI with all the terms and conditions of the PA. Sections l(a), l(b), l(c) and l(d) below provide for the establishment of the total amount of Guaranteed Obligations in effect upon specified notification dates. In each case, the factors utilized to establish such amounts shall be the applicable rates, as adjusted in accordance with Section 4 of the PA, and the applicable capacity, as adjusted in accordance with Section 7 of the PA. This Guaranty shall constitute a guaranty of payment, and not of collection, provided that:

(a)

This Guaranty will become effective and enforceable upon its delivery by Rockies to URI and shall continue in effect for ten (10) years from the date hereof. The amount of the Guaranty will be no greater than an amount equal to the total Certificate 1 Segment reservation charges payable in respect of the MDQ for eighteen (18) months of Service and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein;

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(b)

Within thirty (30) days after receipt of notice by URI from Rockies that Rockies has received and accepted FERC Authorization for the Certificate 1 Segment, the amount of the Guaranty shall be adjusted to an amount no greater than an amount equal to the total Certificate 1 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of Service and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein;

(c)

Within thirty (30) days after receipt of notice by URI from Rockies that Rockies has received and accepted FERC Authorization for the Certificate 2 Segment, the amount of the Guaranty shall be adjusted to an amount no greater than an amount equal to the total Certificate 2 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of service for such Segment and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein; and

(d)

Within thirty (30) days after receipt of notice by URI from Rockies that Rockies has received and accepted FERC Authorization for the Certificate 3 Segment, the amount of the Guaranty shall be adjusted to an amount no greater than an amount equal to the total Certificate 3 Segment reservation charges payable in respect of the MDQ for thirty-six (36) months of service for such Segment and the total amount of this Guaranty will be set forth in the notice from Rockies as provided herein.

                     2.          The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the payment by URI of the Guaranteed Obligations, whether executed by Guarantor, any other guarantor or any other party, and the liability of Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever related to any such other guaranty.

                     3.          The obligations of Guarantor hereunder are independent of the obligations of any other guarantor and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against any other guarantor and whether or not any other guarantor be joined in any such action or actions. Any payment by URI or other circumstance which operates to toll any statute of limitations as to URI shall operate to toll the statute of limitations as to Guarantor.

                     4.          Provided that a Guaranteed Obligation has been invoiced and is not paid when due, Guarantor hereby waives notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Rockies against, and any other notice to, any party liable thereon (including Guarantor or any other guarantor). Rockies may at any time and from time to time without the consent of, or notice to, Guarantor, without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

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          (a)       make any change, amendment, or modification in the terms of the PA or FTSA agreed to by Rockies and URI affecting any of the Guaranteed Obligations, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, amended or modified; and/or

          (b)       act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against URI to recover full indemnity for any payments made pursuant to this Guaranty.

                     5.          This Guaranty shall be a primary, absolute, irrevocable and unconditional obligation of Guarantor payable in US dollars and subject to such defenses as URI may have possessed other than as set forth in the following sentence relating to bankruptcy and insolvency. Notwithstanding any other defenses claimed by Guarantor, Guarantor agrees to indemnify and hold harmless Rockies for, and this Guaranty shall cover all losses asserted against or actually incurred by Rockies as a result of, URI’s bankruptcy, insolvency, liquidation or winding up, whether voluntary or involuntary, including, but not limited to, any avoidance action under Chapter 5 of the Bankruptcy Code, any fraudulent conveyance or related action under applicable state laws, any attempt to reject this Guaranty or the agreements that give rise to the Guaranteed Obligations or any part thereof, as executory contracts under Section 365 of the Bankruptcy Code, whether successful or not.

                     6.          This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.   No failure or delay on the part of Rockies in exercising any right, power or privilege hereunder in any instance or circumstance shall operate as a waiver thereof in any subsequent instance or circumstance, whether of like or different kind; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.   The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Rockies would otherwise have. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Rockies to any other or further action in any circumstances without notice or demand.   It is not necessary for Rockies to inquire into the capacity or powers of URI or the officers, directors, partners or agents acting or purporting to act on its behalf.

                     7.          Guarantor hereby agrees with Rockies that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been indefeasibly paid in full (it being understood that Guarantor is not waiving any right of subrogation that it may otherwise have but is only waiving the exercise thereof as provided above).

                     8.          (a)          Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require Rockies to: (i) proceed against URI, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from URI, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in Rockies’ power whatsoever.

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          (b)      Guarantor assumes all responsibility for being and keeping itself informed of URI’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Rockies shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

                     9.          In order to induce Rockies to enter into the PA, Guarantor represents, warrants and covenants that:

          (a)       Status. Guarantor (i) is a duly organized and validly existing corporation, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own or lease its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect.

          (b)       Power and Authority. Guarantor has the corporate power and authority to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty. Guarantor has duly executed and delivered this Guaranty and this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          (c)       No Violation. Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof and thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality to which Guarantor is subject, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other material agreement, contract or instrument to which Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation, certificate of partnership, partnership agreement, limited liability company agreement or by-laws of Guarantor or any of its Subsidiaries.

          (d)       Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

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          (e)       Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of Guarantor, threatened (i) which purport to affect the legality, validity or enforceability of this Guaranty or (ii) that could reasonably be expected to have a material adverse effect.

                     10.         Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in the PA occurs.

                     11.         Guarantor hereby agrees to pay all out-of-pocket costs and expenses of Rockies in connection with the enforcement of this Guaranty (including reasonable legal fees and expenses) and the out-of-pocket costs and expenses of Rockies in connection with any waiver or consent relating hereto.

                     12.         This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Rockies and its successors and assigns; provided, however, that, except as otherwise permitted under the PA, Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Rockies, which such consent will not be unreasonably withheld (and any such attempted assignment or transfer without such consent shall be null and void).

                     13.         Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of Guarantor and Rockies.

                     14.         Guarantor acknowledges that an executed (or conformed) copy of the PA has been made available to Guarantor and Guarantor is familiar with the contents thereof.

                     15.         All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given when (i) delivered by hand (with written acknowledgment of receipt), (ii) sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), or (iii) received by the addressee, if sent by a internationally recognized delivery service or other traceable method, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the others):

If to Guarantor, to:	Ultra Petroleum Corp.
363 North Sam Houston Parkway East
Suite 1200
Houston, Texas 77060

Facsimile: (281) 876-2831
Attention: Chief Financial Officer

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with a copy to:

Ultra Petroleum Corp.
363 North Sam Houston Parkway East
Suite 1200
Houston, Texas 77060

Facsimile: (281) 876-2831
Attention: Stuart Nance

If to Rockies, to:

Rockies Express Pipeline LLC
500 Dallas St., Suite 1000
Houston, Texas 77002

Attention: General Counsel of Gas Pipelines
Phone: (713) 369-8874
Fax: (713) 369-9235

with a copy to:

Rockies Express Pipeline LLC
340 Van Gorden St.
Lakewood, Colorado 80228

Attention: Rock Meyer, President
Phone: (303) 914-4736
Fax: (303) 984-3486

                     16.         (a)          This Guaranty shall be binding upon the successors and assigns of Guarantor (although Guarantor may not assign its rights and obligations hereunder except in accordance with Section 12 hereof) and shall inure to the benefit of and be enforceable by Rockies and its respective successors and assigns. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF ROCKIES AND OF GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case which are located in the City of New York, and, by execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Guarantor hereby further irrevocably waives any claim that any such courts lack jurisdiction over Guarantor, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty brought in any of the aforesaid courts that any such court lacks jurisdiction over Guarantor. Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective as long as actual notice of such action was received by Guarantor. Nothing herein shall affect the right of Rockies to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

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          (b)       Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

                     17.         Guarantor hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, if enforcement of the liability of Guarantor under this Guaranty for the full amount of the Guaranteed Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of Guarantor hereunder shall be reduced to the maximum amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

                     18.         All payments made by Guarantor hereunder will be made without setoff.

                     19.         Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                     20.         This Guaranty reflects the whole and entire agreement of the parties and supersedes all prior agreements related to the subject matter hereof.

*     *     *

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          IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR:	ULTRA PETROLEUM CORP.

By:

Name:

Title:

ROCKIES EXPRESS PIPELINE LLC

By:

Name:

Title: